CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-27294 and 333-109234) of Kellogg Company of our report dated May 26, 2005 relating to the financial statements of Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Battle Creek, Michigan
June 1, 2005